Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$500,000,000

FLOATING RATE SENIOR NOTES, DUE JULY 2014

AMENDED FINAL TERM SHEET

Dated July 7, 2011

Issuer:	Bank of America Corporation

Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)

Title of the Series:	Floating Rate Senior Notes, due July 2014

Aggregate Principal Amount Initially Being Issued:	$500,000,000

Issue Price:	100.00%

Trade Date:	July 7, 2011

Settlement Date:	July 12, 2011 (T+3)

Maturity Date:	July 11, 2014

Ranking:	Senior, Unsecured

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	Actual/360

Base Rate:	Three-Month LIBOR (Reuters)

Index Maturity:	90 days

Spread:	155 basis points

Interest Payment Dates and Interest Reset Dates:	January 11, April 11, July 11 and October 11 of each year, commencing on October 11, 2011, subject to adjustment in accordance with the modified following business day convention.

Interest Periods:	Quarterly. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, October 11, 2011, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Lloyds Securities Inc., Mizuho Securities USA Inc., UBS Securities LLC

Junior Co-Managers:	CastleOak Securities, L.P., Loop Capital Markets LLC

CUSIP:	06051GEL9

ISIN:	US06051GEL95

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.